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                                   EXHIBIT 21

                 SUBSIDIARIES OF PRECEPT BUSINESS SERVICES, INC.

Precept Business Products, Inc.
Precept Holdings, Inc.
Precept Transportation Services, LLC
Wingtip Couriers, Inc.
Precept Transportation Services of Texas, Inc.
Transportation Systems Corporation
Shortway River Rouge, Inc.
Jetport, Inc.
InfoGraphix, Inc.
Creative Acquisition Corporation
Precept Acquisition Corporation
Garden State Acquisition Corporation
Precept Transportation of New England, Inc.
Computer Forms & Products, Inc.